AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

DAKOTA TERRITORY RESOURCE CORP.,

DGC MERGER SUB I CORP.,

DGC MERGER SUB II LLC,

and

JR RESOURCES CORP.

Dated as of September 10, 2021

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and shall not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

i

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	6.2(c)
Acquisition Proposal	1.1(a)
Action	4.7
Adverse Recommendation Change	6.2(b)
Affiliate	1.1(b)
Agreement	Preamble
Book Entry Securities	1.1(c)
Business Day	1.1(d)
Certificates	1.1(e)
Closing	2.3
Closing Date	2.3
Closing Statement	6.12
Code	1.1(f)
Contract	4.4(a)
control	1.1(g)
Dakota	Preamble
Dakota Board Recommendation	Recitals
Dakota Equity Number	1.1(h)
Dakota Material Adverse Effect	1.1(i)
Dakota SEC Documents	5.5(a)
Dakota Stock	1.1(j)
Dakota Stockholder Approval	5.3
Dakota Stockholders Meeting	6.3(a)
Dissenter's Rights Statutes	1.1(k)
Dissenting Share	3.4
Dissenting Stockholder	3.4
Effective Time	2.1(b)
Exchange Act	4.4(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(b)
Excluded Dakota Stock	3.2(b)
First Merger	Recitals
First Merger Articles of Merger	2.1(b)
First Merger Effective Time	2.1(b)
Form S-4	6.3(a)
GAAP	4.5
Governmental Entity	4.4(b)
Indebtedness	1.1(l)
Intervening Event	1.1(m)
Joint Proxy and Consent Solicitation Statement/Prospectus	6.3(a)
JR	Preamble
JR Book Entry Shares	3.3(b)
JR Material Adverse Effect	1.1(n)
JR Share Issuance	Recitals
JR Stock	1.1(o)
JR Subsidiary	1.1(p)
JR's Counsel	6.11(a)

INDEX OF DEFINED TERMS

Definition	Location
JR's Dakota Stock	3.2(c)
knowledge	1.1(q)
Law	4.4(a)
Letter of Transmittal	3.3(c)
Liens	4.2(b)
Maximum Premium	6.8(b)
Merger Consideration	3.2(a), 3.2(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Mergers	Recitals
Nevada Secretary of State	2.1(b)
Notice Period	6.2(d)(ii)
NRS	1.1(r)
Outside Date	8.1(b)(i)
Person	1.1(s)
Purchase Agreement	1.1(t)
Representative	1.1(u)
SEC	5.5(a)
Second Merger	Recitals
Second Merger Articles of Merger	2.1(b)
Second Merger Effective Time	2.1(b)
Securities Act	4.4(b)
Subsidiary	1.1(v)
Superior Proposal	1.1(w)
Surviving Corporation	Recitals
Surviving LLC	Recitals
Takeover Laws	6.6
Tax Opinion	1.1(x)
Tax Return	1.1(y)
Taxes	1.1(z)
Withholding Obligations	3.7(a)

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 10, 2021, by and among DAKOTA TERRITORY RESOURCE CORP., a Nevada corporation ("Dakota"), JR RESOURCES CORP., a Nevada corporation ("JR"),  DGC Merger Sub I Corp., a Nevada corporation and a direct, wholly-owned Subsidiary of JR ("Merger Sub 1"), and DGC Merger Sub II LLC, a Nevada limited liability company and a direct, wholly-owned Subsidiary of JR ("Merger Sub 2"). Dakota, JR, Merger Sub 1 and Merger Sub 2 are each sometimes referred to herein as a "Party" and, collectively, as the "Parties".

WHEREAS, Dakota and JR, among others, made and entered into an Agreement and Plan of Merger on May 13, 2021, (the "Original Agreement") and desire to amend and restate the Original Agreement in its entirety;

WHEREAS, JR and Dakota wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Dakota (the "First Merger"), with Dakota being the surviving corporation in the First Merger (the "Surviving Corporation"), and (b) a merger of Surviving Corporation (as defined below) with and into Merger Sub 2 (the "Second Merger" and, together with the First Merger, the "Mergers"), with Merger Sub 2 being the surviving entity in the Second Merger and a wholly-owned subsidiary of JR (the "Surviving LLC");

WHEREAS, the Board of Directors of JR has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers and the issuance of shares of JR pursuant to the First Merger (the "JR Share Issuance")) are fair to and in the best interests of JR and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance), and (iii) recommended that JR's stockholders approve this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance);

WHEREAS, the Board of Directors of Dakota has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) are fair to and in the best interests of Dakota and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance), (iii) directed that this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) be submitted to a vote at a meeting of Dakota's stockholders, and (iv) recommended the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) by Dakota's stockholders (such recommendation, the "Dakota Board Recommendation");

WHEREAS, (i) the Board of Directors of Merger Sub 1 has unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the First Merger), and (ii) JR, in its capacity as the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, has approved and adopted this Agreement and each of the Mergers, as applicable;

WHEREAS, for U.S. federal income tax purposes, it is intended that the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, to which each of JR and Dakota are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a "plan of reorganization" for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, and, in accordance with Section 8.4 of the Original Agreement, the parties hereby amend and restate the Original Agreement and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a) "Acquisition Proposal" means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Dakota and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Dakota and its Subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Dakota, in each case other than the transactions contemplated by this Agreement;

(b) "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c) "Book-Entry Securities" means Dakota Stock held in book-entry or other uncertificated form;

(d) "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Reno, Nevada, Lead, South Dakota, or New York, New York are authorized or required by applicable Law to be closed;

(e) "Certificates" means, as applicable, certificates representing Dakota Stock;

(f) "Code" has the meaning specified in the Recitals hereto;

(g) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(h) "Dakota Equity Number" means the number of shares of Dakota Stock outstanding immediately prior to the First Merger Effective Time, but excluding shares of Dakota Stock issuable in respect of Dakota's outstanding options, any Excluded Dakota Stock and JR's Dakota Stock;

(i) "Dakota Material Adverse Effect" means any event, change, occurrence or effect that, individually or in the aggregate with other events, changes, occurrences or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Dakota and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions or capital markets, (2) general changes or developments in any of the industries or geographies in which Dakota or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any change in the price or trading volume of Dakota's stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Dakota Material Adverse Effect" may be taken into account in determining whether there has been a Dakota Material Adverse Effect), (6) any failure by Dakota to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Dakota Material Adverse Effect" may be taken into account in determining whether there has been a Dakota Material Adverse Effect), (7) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or worsening of such matters threatened or existing as of the date hereof, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (9) any action taken by Dakota, or which Dakota causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement or (10) any actions taken at the written request of JR; except in the case of clauses (1), (2), (4) and (7), Dakota and its Subsidiaries are affected in a materially disproportionate manner as compared to other companies that operate in the industry in which Dakota and its Subsidiaries operate;

(j) "Dakota Stock" means the common stock, par value $0.001 per share, of Dakota;

(k) "Dissenter's Rights Statutes" means NRS 92A.300 through 92A.500, inclusive;

(l) "Indebtedness" means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person under securitization instruments or factoring arrangements, (vi) all liabilities for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any "earn-out" or similar payments (contingent or otherwise) for past acquisitions, (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(m) "Intervening Event" means a material event, change, circumstance, occurrence, effect or state of facts that does not relate to JR,  Merger Sub 1 or Merger Sub 2 and was not known to the Board of Directors of Dakota prior to the execution of this Agreement (or, if known, the consequences of which were not known nor reasonably foreseeable), which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the Board of Directors of Dakota after the date hereof, provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event;

(n) "JR Material Adverse Effect" means any event, change, occurrence or effect that, individually or in the aggregate with other events, changes, occurrences or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of JR and the JR Subsidiary, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions or capital markets, (2) general changes or developments in any of the industries or geographies in which JR or the JR Subsidiary operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any failure by JR to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "JR Material Adverse Effect" may be taken into account in determining whether there has been a JR Material Adverse Effect), (6) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or worsening of such matters threatened or existing as of the date hereof, (7) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, or (8) any actions taken (or omitted to be taken) at the written request of Dakota; except in the case of clauses (1), (2), (4) and (6), JR and the JR Subsidiary are affected in a materially disproportionate manner as compared to other companies that operate in the industry in which JR and the JR Subsidiary operate;

(o) "JR Stock" means the common stock, par value $0.001 per share, of JR;

(p) "JR Subsidiary" means JR (Canada) Resources Services Corp., a company incorporated in British Columbia with one common share outstanding, wholly owned by JR;

(q) "knowledge" means (i) with respect to JR, the actual knowledge, after reasonable inquiry, of Jonathan Awde and (ii) with respect to Dakota, the actual knowledge, after reasonable inquiry, of Gerald Aberle;

(r) "NRS"  means the Nevada Revised Statutes, as amended;

(s) "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(t) "Purchase Agreement" means that certain agreement, dated as of May 26, 2020, by and between JR and Dakota, as amended from time to time.

(u) "Representatives" means, with respect to any Person, such Person's directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives;

(v) "Subsidiary" means, with respect to any Person, (i) any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; or (ii) that is consolidated with such first Person for financial reporting purposes under GAAP;

(w) "Superior Proposal" means any bona fide unsolicited Acquisition Proposal that did not result from a breach of Section 6.2(a) (with all percentages included in the definition of "Acquisition Proposal" increased to 60%) that the Board of Directors of Dakota has determined in good faith (after consultation with its financial advisor of nationally recognized standing and outside legal counsel) that is reasonably likely to be consummated if accepted and if consummated, would be more favorable to the stockholders of Dakota, from a financial point of view than the First Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by JR in response to any such Acquisition Proposal);

(x) "Tax Opinion" means the written opinion of Skadden, Arps, Slate, Meagher and Flom LLP (or other nationally recognized legal counsel reasonably acceptable to Dakota), dated as of the Closing Date and at a comfort level of at least "should", to the effect that, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a "reorganization" under Section 368(a) of the Code and the Treasury Regulations thereunder;

(y) "Tax Return" means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed with or supplied to, or required to be filed with or supplied to, any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(z) "Taxes" means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers' compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

ARTICLE II
THE MERGERS

Section 2.1 The First Merger.

(a) Effect of First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the First Merger Effective Time, Merger Sub 1 shall be merged with and into Dakota. Following the First Merger, the separate corporate existence of Merger Sub 1 shall cease, and Dakota shall continue as the Surviving Corporation in the First Merger and a wholly-owned Subsidiary of JR. From and after the First Merger Effective Time, all the property, rights, powers, privileges and franchises of Dakota and Merger Sub 1 shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of Dakota and Merger Sub 1 shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the NRS.

(b) First Merger Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger (the "First Merger Articles of Merger") with the Secretary of State of the State of Nevada (the "Nevada Secretary of State"), executed in accordance with NRS 92A.230, and shall make all other filings required under the NRS in connection with effecting the First Merger. The First Merger shall become effective at the time when the First Merger Articles of Merger has been accepted for filing by the Nevada Secretary of State or at such other post-filing date and time as JR and Dakota shall agree in writing and shall specify in the First Merger Articles of Merger in accordance with the NRS (the time the First Merger becomes effective being the "First Merger Effective Time").

(c) Organizational Documents. As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Dakota, Merger Sub 1 or any other Person, the articles of incorporation and bylaws of Dakota shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d) Directors and Officers of the Surviving Corporation. Immediately following the First Merger Effective Time, (i) the directors of Dakota serving immediately prior to the First Merger Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Dakota serving immediately prior to the First Merger Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 2.2 The Second Merger.

(a) Effect of Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2. Following the Second Merger, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub 2 shall continue as the Surviving LLC in the Second Merger and as a direct wholly-owned Subsidiary of JR. From and after the Second Merger Effective Time, all the property, rights, powers, privileges and franchises of Merger Sub 2 and the Surviving Corporation shall be vested in the Surviving LLC and all of the debts, obligations, liabilities, restrictions and duties of Merger Sub 2 and the Surviving Corporation shall become the debts, obligations, liabilities and duties of the Surviving LLC, all as provided under the NRS.

(b) Second Merger Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the First Merger Effective Time, the parties shall file articles of merger (the "Second Merger Articles of Merger") with the Nevada Secretary of State, executed in accordance with NRS 92A.230, and shall make all other filings required under the NRS in connection with effecting the Second Merger. The Second Merger shall become effective at the time when the Second Merger Articles of Merger has been accepted for filing by the Nevada Secretary of State, or at such later time as may be agreed by JR and Dakota in writing and specified in the Second Merger Articles of Merger (the "Second Merger Effective Time"). The time at which both of the First Merger Effective Time and the Second Merger Effective Time has occurred is referred to in this Agreement as the "Effective Time."

(c) Organizational Documents. As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Corporation, Merger Sub 2 or any other Person, the articles of organization and limited liability company agreement of Merger Sub 2 shall be the articles of organization and limited liability company agreement of the Second Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d) Managers and Officers of the Surviving LLC. Immediately following the Second Merger Effective Time, (i) the officers of Merger Sub 2 serving immediately prior to the Second Merger Effective Time shall be the officers of the Surviving LLC until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified and (ii) the Surviving LLC shall be member-managed, as provided in the limited liability company agreement of the Surviving LLC.

Section 2.3 Closing. The closing of the Mergers (the "Closing") shall take place at 5:00 p.m., Eastern Daylight Time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by the electronic exchange of documents, or on such other time, date and/or location as may be agreed to in writing by Dakota and JR. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

ARTICLE III
EFFECT OF THE MERGERS; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Securities in the First Merger. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Dakota, Merger Sub 1, or the holders of any shares of capital stock or other equity interests of Dakota or any other Person:

(a) Each share of Dakota Stock issued and outstanding immediately prior to the First Merger Effective Time (other than any Excluded Dakota Stock, JR's Dakota Stock and any Dissenting Shares), and all rights in respect thereof, shall be cancelled and converted into the right to receive a validly issued, fully paid and nonassessable share of JR Stock (the "Merger Consideration"). As of the First Merger Effective Time, the shares of Dakota Stock issued and outstanding immediately prior to the First Merger Effective Time (other than any Excluded Dakota Stock, JR's Dakota Stock and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Dakota Stock shall cease to have any rights with respect thereto except for the right to receive their allocated portion of the Merger Consideration in respect of each of such holder's shares of Dakota Stock.

(b) Each share of Dakota Stock owned, directly or indirectly, by Dakota or any of its Subsidiaries or that is held in the treasury of Dakota immediately prior to the First Merger Effective Time (collectively, "Excluded Dakota Stock") shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Dakota Stock owned, directly or indirectly, by JR or the JR Subsidiary immediately prior to the First Merger Effective Time (collectively, "JR's Dakota Stock") shall be unaffected by the First Merger and shall automatically be cancelled and converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

(c) Each of the shares of capital stock of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

Section 3.2 Conversion of Securities in the Second Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Merger Sub 2:

(a) each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b) each limited liability company interest of Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become one membership interest of the Surviving LLC, which shall constitute the only outstanding equity of the Surviving LLC. From and after the Second Merger Effective Time, the limited liability company interests of Merger Sub 2 shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.3 Exchange of JR Stock and Dakota Stock.

(a) Appointment of Exchange Agent. Prior to the First Merger Effective Time, JR shall select and appoint a bank or trust company reasonably acceptable to Dakota to act as transfer agent with respect to the shares of JR Stock and as exchange agent (the "Exchange Agent") to accomplish the deliveries and other actions contemplated by this Section 3.3. JR shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Dakota and JR.

(b) Deposit with Exchange Agent. On or before the Effective Time, JR shall deposit or cause to be deposited with the Exchange Agent, for the benefit of and in the name of the holders of shares of Dakota Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Article III, non-certificated book entries representing the shares of JR Stock to be issued pursuant to this Article III in respect of shares of Dakota Stock outstanding immediately prior to the Effective Time (such non-certificated book-entry shares, the "JR Book Entry Shares"). The JR Book Entry Shares deposited with the Exchange Agent pursuant to this Section 3.3(b) are referred to collectively as the "Exchange Fund."

(c) Promptly after the Closing Date, JR shall cause the Exchange Agent to mail to each holder of record of shares of Dakota Stock outstanding immediately prior to the Effective Time a letter of transmittal in a form prepared by JR and reasonably acceptable to Dakota (a "Letter of Transmittal") (which shall specify that the delivery shall be effected only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Securities to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an "agent's message" regarding the book-entry transfer of Book-Entry Securities) and instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Securities in exchange for the Merger Consideration.

(d) Each holder of shares of Dakota Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof), together with a properly completed Letter of Transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of Book-Entry Securities, the Merger Consideration in respect of the shares of Dakota Stock represented by a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Security. The shares of JR Stock constituting the Merger Consideration shall be in uncertificated book-entry form. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Securities upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be issued to a Person other than the Person in whose name the Dakota Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such Certificate shall be properly endorsed or such Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Book-Entry Security shall be properly transferred, and (ii) the Person requesting such exchange shall pay to JR any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificate (or the shares specified in an affidavit of loss in lieu thereof) and/or Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of JR that such Tax has been paid or is not applicable.

(e) From and after the Effective Time, until surrendered as contemplated by this Section 3.3, each Certificate and/or Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, evidence of shares in book-entry form representing the shares of JR Stock that the holder of such Certificate and/or Book-Entry Security is entitled to receive pursuant to this Article III. No interest will be paid or will accrue on any Merger Consideration. The issuance of the Merger Consideration in accordance with the terms of this Agreement shall be deemed issued in full satisfaction of all rights pertaining to such Dakota Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 3.3(g)).

(f) After the Effective Time, there shall be no further transfer on the records of Dakota of shares of Dakota Stock which have been converted, pursuant to this Agreement, into the right to receive the Merger Consideration set forth herein, and if any Certificates (or affidavits of loss in lieu thereof) and/or Book-Entry Securities, together with a duly executed and properly completed Letter of Transmittal, are presented to the Exchange Agent, JR or the Surviving Corporation or Surviving LLC for transfer, they shall be cancelled and exchanged, without interest, for the Merger Consideration.

(g) No dividends or other distributions with respect to JR Stock with a record date after the Effective Time shall be paid to the holder of any not-yet-surrendered Dakota Stock with respect to the shares of JR Stock issuable hereunder, and all such dividends and other distributions shall be paid by JR to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Security in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Security there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of JR Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of JR Stock.

(h) None of JR, Dakota, Merger Sub 1 or Merger Sub 2 shall be liable to any Person in respect of any shares of JR Stock (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(i) If any Certificate shall have been lost, stolen or destroyed, upon such Person's (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery to JR of a bond of indemnity in an amount and upon terms reasonably satisfactory to JR, and (iii) execution and delivery of a Letter of Transmittal, JR will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of Dakota Stock represented by such Certificate in accordance with the terms of this Agreement.

(j) Any portion of the Exchange Fund that remains unclaimed by the holders of Dakota Stock twelve months after the Closing Date shall be returned to JR, upon demand, and any such holder who has not exchanged shares of Dakota Stock for the Merger Consideration in accordance with this Section 3.3 prior to that time shall thereafter look only to JR for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 3.3(g), in respect of such shares without any interest thereon.

Section 3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the Dissenter's Rights Statutes, any share of Dakota Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder of Dakota, who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which stockholder of Dakota complies with all of the provisions of the NRS relevant to the exercise and perfection of dissenters' rights, including all applicable prerequisites, requirements, qualifications, and procedures to perfect and maintain such rights under the Dissenter's Rights Statutes in accordance therewith and have not withdrawn or otherwise forfeited their rights thereunder, (such share being a "Dissenting Share," and such stockholder being a "Dissenting Stockholder"), shall be cancelled at the Effective Time but shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to the terms hereof but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the Dissenter's Rights Statutes. If any Dissenting Stockholder fails to perfect dissenters' rights under the Dissenter's Rights Statutes or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the Merger Consideration pursuant to the terms of this Article III. Each party shall give the other prompt notice of any demands received by the first party for appraisal or payment under the Dissenter's Rights Statutes with respect to any Dakota Stock withdrawals of such demands and any other instruments served pursuant to the Dissenter's Rights Statutes and shall give the other party the opportunity to participate in all negotiations and proceedings with respect thereto. No party shall, without the prior written consent of the other parties, make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.5 Convertible Securities.

(a) At the First Merger Effective Time, each option to acquire Dakota Stock that is outstanding immediately prior to the First Merger Effective Time shall cease to represent a right to acquire shares of Dakota Stock and shall be converted into a right to acquire the same number of shares of JR Stock as such option was exercisable for in Dakota Stock, all on substantially the same terms as were in effect immediately prior to the First Merger Effective Time.

(b) Following the Effective Time, the parties shall take all lawful action to effect the provisions of this Section 3.5, including causing the amendment or restatement of any convertible instruments to the extent necessary.

Section 3.6 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of JR Stock shall be issued in the First Merger. All fractional shares of JR Stock that a holder of shares of Dakota Stock would otherwise be entitled to receive as a result of the First Merger shall be aggregated and, if a fractional share results from such aggregation, the number of shares of JR Stock that such holder shall be entitled to receive shall be rounded down to the nearest full share.

Section 3.7 Withholding. Notwithstanding any other provision of this Agreement, the parties, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable (including any amount payable in shares of JR Stock) in connection with any transactions referred to in this Agreement amounts as such withholding agent determines, acting reasonably, are required to be deducted and withheld from such payment in accordance with the Code or any provision of any other applicable Law (the "Withholding Obligations"). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be remitted by the applicable withholding agent to the appropriate taxing authority on a timely basis and shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made (provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority). The parties shall cause the Exchange Agent to provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Exchange Agent with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF JR

JR represents and warrants to Dakota as follows:

Section 4.1 Organization, Standing and Power; Assets. Each of JR and the JR Subsidiary (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect. JR is not in violation of any provision of JR's articles of incorporation or JR's bylaws in any material respect. JR does not, and will not as of the Effective Time, directly or indirectly own any material assets other than (i) equity interests of Dakota and the JR Subsidiary and (ii) cash or cash equivalents. JR Subsidiary is the only direct or indirect Subsidiary of JR (other than Dakota and its Subsidiaries and each of Merger Sub 1 and Merger Sub 2) and neither JR nor the JR Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of JR and its Subsidiaries (excluding Dakota and its Subsidiaries), except any such liabilities that are immaterial to JR and the JR Subsidiary.

Section 4.2 Merger Subs. Each of Merger Sub 1 and Merger Sub 2 is a direct, wholly-owned subsidiary of JR.  Each of Merger Sub 1 and Merger Sub 2 was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, any Ancillary Agreement and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. Merger Sub 2 is (and has been since its formation) disregarded as an entity separate from JR for U.S. federal (and applicable state and local) income Tax purposes within the meaning of Treasury Regulations section 301.7701-3.

Section 4.3 Capital Stock.

(a) The authorized capital stock of JR consists of 200,000,000 shares of JR Stock. As of September 10, 2021, (i) 49,398,602 shares of JR Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, and (ii) 10,556,135 shares of JR were issuable upon exercise of warrants to purchase shares of JR Stock. Except as set forth above, (A) there are not outstanding any (1) shares of capital stock or other voting securities of JR, (2) securities issued by JR or the JR Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of JR or (3) options or other rights to acquire from JR or the JR Subsidiary, and no obligation of JR or the JR Subsidiary to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of JR, (B) there are no outstanding obligations of JR or the JR Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of JR, (C) there are no performance units, interests in or rights to the ownership or earnings of JR or other equity equivalent or equity-based awards or rights with respect to JR and (D) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock or voting securities of JR to which JR or the JR Subsidiary is a party.

(b) The outstanding equity or ownership interests of the JR Subsidiary is duly authorized and validly issued and the equity or ownership interests are owned by JR and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, "Liens") of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect. Except as owned or held by JR or the JR Subsidiary, (A) there are no securities issued by JR or the JR Subsidiary convertible into or exchangeable for equity interests or voting securities of the JR Subsidiary or options or other rights to acquire from JR or the JR Subsidiary, and no obligation of JR or the JR Subsidiary to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the JR Subsidiary, (B) there are no performance units, interests in or rights to the ownership or earnings of the JR Subsidiary or other equity equivalent or equity-based awards or rights with respect to the JR Subsidiary and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests or voting securities of the JR Subsidiary to which JR or the JR Subsidiary is a party. Except for the equity or voting interests the JR Subsidiary, JR does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) Upon issuance, the shares of JR Stock issuable pursuant to the First Merger will be duly authorized, fully paid, non-assessable and free and clear of any Liens other Liens imposed by applicable securities Laws.

Section 4.4 Authority. JR has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by JR and the consummation by JR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of JR and no other corporate proceedings on the part of JR are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by JR, and, assuming the due authorization, execution and delivery by Dakota, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of JR, enforceable against JR in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity). The Board of Directors of JR has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) are fair to and in the best interests of JR and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance), and (iii) recommended that the holders of JR Stock approve this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance). There is no vote or consent of the holders of any class or series of capital stock of JR necessary to approve this Agreement or the transactions contemplated hereby (including the Mergers and the JR Share Issuance).

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by JR and the consummation by JR of the transactions contemplated hereby, do not and will not (i) conflict with or violate JR's articles of incorporation or JR's bylaws, (ii) conflict with or violate the equivalent organizational documents of the JR Subsidiary, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "Law") applicable to JR or the JR Subsidiary or by which any of their respective properties are bound or (iv) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which JR or the JR Subsidiary is a party or by which JR or the JR Subsidiary or any of their respective properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by JR and the consummation by JR of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a "Governmental Entity"), except for (i) such filings as may be required under applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and under state securities, takeover and "blue sky" laws, (ii) the filing with the Nevada Secretary of State of the First Merger Articles of Merger or the Second Merger Articles of Merger, each as required by the NRS, (iii) such filings and approvals as may be necessary to comply with the applicable requirements of the applicable national securities exchanges and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect.

Section 4.6 No Undisclosed Liabilities. Neither JR nor the JR Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles ("GAAP") to be reflected on a consolidated balance sheet (or the notes thereto) of JR and the JR Subsidiary, except for liabilities and obligations (a) reflected or reserved against in JR's most recent consolidated balance sheet, (b) incurred in the ordinary course of business since the date of such balance sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect.

Section 4.7 Certain Information. None of the information supplied or to be supplied by JR expressly for inclusion or incorporation by reference in the Form S-4 or the Joint Disclosure Statement/Prospectus will, at the date the Form S-4 is declared effective by the SEC, the date the Joint Disclosure Statement/Prospectus is first mailed to the stockholders of Dakota and stockholders of JR and at the time of the Dakota Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, JR makes no representation or warranty with respect to any information supplied by Dakota or any of its Representatives for inclusion or incorporation by reference in the Form S-4 or the Joint Disclosure Statement/Prospectus.

Section 4.8 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a JR Material Adverse Effect, (a) there is no suit, claim, action, litigation, proceeding, arbitration, mediation or investigation (each, an "Action") pending or, to the knowledge of JR, threatened against JR or the JR Subsidiary or any of their respective properties by or before any Governmental Entity and (b) neither JR nor the JR Subsidiary nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.9 Affiliate Transactions. As of the date hereof, no executive officer or director of JR or holder of JR Stock or any of their respective Affiliates is a party to any Contract with or binding upon JR or the JR Subsidiary or any of their respective properties or assets or has any interest in any material property owned by JR or the JR Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case except for Contracts or transactions entered into on arms' length terms.

Section 4.10 Brokers. Neither JR nor the JR Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Mergers or the other transactions contemplated in this Agreement.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Dakota acknowledges that neither JR nor any other Person on behalf of JR makes any other express or implied representation or warranty with respect to JR or the JR Subsidiary with respect to any other information provided to Dakota in connection with the transactions contemplated by this Agreement. Neither JR nor any other Person will have or be subject to any liability to Dakota or any other Person resulting from the distribution to Dakota or Dakota's use of, any such information, including any information, documents, projections, forecasts or other material made available to Dakota in certain "data rooms" or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF DAKOTA

Except as disclosed or reflected in Dakota SEC Documents filed after January 1, 2020 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Dakota represents and warrants to JR as follows:

Section 5.1 Organization, Standing and Power. Each of Dakota and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect. Dakota is not in violation of any provision of Dakota's articles of incorporation or Dakota's bylaws in any material respect.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Dakota consists of (a) 75,000,000 shares of Dakota Stock and (b) 10,000,000 shares of preferred stock, par value $0.001 per share, of Dakota. As of September 10, 2021, (i) 70,428,204 shares of Dakota Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 2,896,250 shares of Dakota Stock were issuable upon exercise of options to purchase shares of Dakota Stock, (iii) 1,050,000 shares of restricted stock of Dakota were issued and outstanding, and (iv) no shares of preferred stock of Dakota were issued and outstanding. Except as set forth above, as of the date of this Agreement, (A) there are not outstanding any (1) shares of capital stock or other voting securities of Dakota, (2) securities convertible into or exchangeable for shares of capital stock or voting securities of Dakota or (3) options or other rights to acquire from Dakota or any of its Subsidiaries, and no obligation of Dakota or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Dakota, (B) there are no outstanding obligations of Dakota or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Dakota, (C) there are no performance units, interests in or rights to the ownership or earnings of Dakota or other equity equivalent or equity-based awards or rights and (D) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Dakota to which Dakota or any of its Subsidiaries is a party.

(b) Each of the outstanding shares of capital stock of each of Dakota's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Dakota or another wholly-owned Subsidiary of Dakota and are owned free and clear of all Liens of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect. Except as owned or held by Dakota or any of its wholly owned Subsidiaries, (A) there are no securities issued by Dakota or any of its Subsidiaries convertible into or exchangeable for equity interests or voting securities of any Subsidiary of Dakota or options or other rights to acquire from Dakota or any of its Subsidiaries, and no obligation of Dakota or any of its Subsidiaries to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of any Subsidiary of Dakota, (B) there are no performance units, interests in or rights to the ownership or earnings of any Subsidiary of Dakota or other equity equivalent or equity-based awards or rights with respect to any Subsidiary of Dakota and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests or voting securities of any Subsidiary of Dakota to which Dakota or any of its Subsidiaries is a party. Except for the equity or voting interests in its Subsidiaries, Dakota does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.3 Authority. Dakota has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder to consummate the transactions contemplated hereby, except that the consummation of the First Merger is subject to obtaining the Dakota Stockholder Approval. The execution, delivery and performance of this Agreement by Dakota and the consummation by Dakota of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Dakota and no other corporate proceedings on the part of Dakota are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except that the consummation of the First Merger is subject to obtaining the Dakota Stockholder Approval. This Agreement has been duly executed and delivered by Dakota and, assuming the due authorization, execution and delivery by JR, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of Dakota, enforceable against Dakota in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity). The Board of Directors of Dakota (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) are fair to and in the best interests of Dakota and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance), (iii) directed that this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) be submitted to a vote at a meeting of Dakota's stockholders, and (iv) recommended the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance) by Dakota's stockholders. The affirmative votes of the holders of (a) a majority of the outstanding shares of Dakota Stock and (b) a majority of the outstanding shares of Dakota Stock belonging to disinterested holders of Dakota Stock are the only votes of the holders of any class or series of Dakota's capital stock necessary to approve this Agreement, the First Merger and the other transactions contemplated hereby (including the JR Share Issuance) (the "Dakota Stockholder Approval").

Section 5.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Dakota, and the consummation by Dakota of the transactions contemplated hereby, do not and will not (i) conflict with or violate Dakota's articles of incorporation or Dakota's bylaws, (ii) conflict with or violate the equivalent organizational documents of any of Dakota's Subsidiaries, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below and the Dakota Stockholder Approval have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Dakota or any of its Subsidiaries or by which any of their respective properties are bound or (iv) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Dakota or any of its Subsidiaries is a party or by which Dakota or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Dakota, and the consummation by Dakota of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and "blue sky" laws, (ii) such filings as necessary to comply with the applicable requirements of the NYSE American, (iii) the filing with the Nevada Secretary of State of the First Merger Articles of Merger or the Second Merger Articles of Merger, each as required by the NRS, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect.

Section 5.5 SEC Reports; Financial Statements.

(a) Dakota has filed or otherwise transmitted, on a timely basis, all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with or to the Securities and Exchange Commission (the "SEC") since January 1, 2020 (all such forms, reports, statements, certificates and other documents filed since January 1, 2020 and prior to the date hereof, collectively, the "Dakota SEC Documents"). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Dakota SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective dates or filing or furnishing (or, if amended or superseded by a subsequent filing or furnished document prior to the date hereof, as of the date of such amendment or superseding filing or furnished document), none of the Dakota SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Dakota SEC Reports, and, to the knowledge of Dakota, none of the Dakota SEC Reports is subject to ongoing SEC review. The audited consolidated financial statements of Dakota (including any related notes thereto) included in Dakota's Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the SEC complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Dakota and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of Dakota (including any related notes thereto) included in Dakota's Quarterly Reports on Form 10-Q filed with the SEC since March 31, 2021 complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Dakota and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments that would not, individually or in the aggregate, be material).

(c) Dakota maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to Dakota, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Dakota by others within those entities. Dakota maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Dakota has disclosed to Dakota's auditors and the audit committee of the Board of Directors of Dakota (i) any significant deficiencies or material weaknesses in the design or operation of Dakota's internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Dakota's internal control over financial reporting. Dakota has made available to JR, prior to the date of this Agreement, either materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) in the immediately preceding sentence made by management of Dakota to Dakota's auditors or the audit committee of the Board of Directors of Dakota.

Section 5.6 No Undisclosed Liabilities. Neither Dakota nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Dakota and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Dakota's consolidated balance sheet as of December 31, 2020 (or the notes thereto) included in Dakota SEC Documents, (b) incurred in the ordinary course of business since January 1, 2020, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect.

Section 5.7 Certain Information. None of the information supplied or to be supplied by Dakota expressly for inclusion or incorporation by reference in the Form S-4 or the Joint Disclosure Statement/Prospectus will, at the date the Form S-4 is declared effective SEC, the date the Joint Proxy and Consent Solicitation Statement/Prospectus is first mailed to the stockholders of Dakota and stockholders of JR and at the time of the Dakota Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Disclosure Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Dakota makes no representation or warranty with respect to any information supplied by JR or any of its Representatives for inclusion or incorporation by reference in the Form S-4 or the Joint Disclosure Statement/Prospectus.

Section 5.8 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) except to the extent set forth in the Dakota SEC Documents, the businesses of Dakota and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Dakota Material Adverse Effect.

Section 5.9 Litigation. There is no Action pending or, to the knowledge of Dakota, threatened against Dakota or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and neither Dakota nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 5.10 Compliance with Laws. Dakota and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect. Dakota and its Subsidiaries have in effect all permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect. All permits are in full force and effect and are not subject to any pending or, to the knowledge of Dakota, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such permit invalid in any material respect, except as would not, individually or in the aggregate, reasonably be expected to have a Dakota Material Adverse Effect.

Section 5.11 Affiliate Transactions. Except for directors' and employment-related Contracts filed or incorporated by reference as an exhibit to a Dakota SEC Document filed by Dakota prior to the date hereof, or as disclosed in the Dakota SEC Documents, and for any intercompany agreements, as of the date hereof, no executive officer or director of Dakota is a party to any Contract with or binding upon Dakota or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Dakota or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

Section 5.12 Brokers; Transaction Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dakota or any of its Subsidiaries.

Section 5.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, JR acknowledges that neither Dakota or any other Person on behalf of Dakota makes any other express or implied representation or warranty with respect to Dakota or any of Dakota's Subsidiaries with respect to any other information provided to JR in connection with the transactions contemplated by this Agreement. Neither Dakota or any other Person will have or be subject to any liability to JR or any other Person resulting from the distribution to JR or its use of, any such information, including any information, documents, projections, forecasts or other material made available to JR in certain "data rooms" or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1 Conduct of Business.

(a) Conduct of Business by JR. During the period from the date of this Agreement to the earlier of the First Merger Effective Time and the date of any termination of this Agreement pursuant to Section 8.1, except as consented to in writing in advance by Dakota or as otherwise specifically required by this Agreement, JR shall, and JR shall cause the JR Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

(b) Conduct of Business by Dakota. During the period from the date of this Agreement to the earlier of the Second Merger Effective Time and the date of any termination of this Agreement pursuant to Section 8.1, except as consented to in writing in advance by JR or as otherwise specifically required by this Agreement, Dakota shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, in each case, subject to the restrictions set forth in the next sentence.

(c) General Conduct of Business. During the period from the date of this Agreement to the earlier of the Second Merger Effective Time and the date of any termination of this Agreement pursuant to Section 8.1, except as specifically required by this Agreement, Dakota shall not, and shall not permit any of its Subsidiaries to, without JR's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and JR shall not, and shall not permit any of its Subsidiaries (other than Dakota and its Subsidiaries) to, without Dakota's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, or grant to any Person any other right to acquire any shares of its capital stock;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of Dakota to Dakota or to its other wholly-owned Subsidiaries);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, options, restricted stock, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than a reverse stock split of JR Stock to be effected prior to the Closing;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets other than purchases of inventory and other assets in the ordinary course of business; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other assets in the ordinary course of business;

(vi) other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any material Contract (other than terminations at the expiration of their respective terms);

(vii) make or receive any payment to or from, or enter into any transaction or contract with, any of its Affiliates (other than wholly-owned Subsidiaries), or change, modify or amend any Contract or transaction with any of its Affiliates (other than wholly-owned Subsidiaries);

(viii) incur any operating expenditures or capital expenditures or any obligations or liabilities in respect thereof, except, with respect to Dakota, in accordance with Dakota's existing operating budget and capital expenditure budget;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) fail to maintain in full force and effect in all material respects, or fail to use commercially reasonable efforts to replace, extend or renew, material insurance policies existing as of the date hereof;

(xi) release, compromise or cancel any debts owed to such Person and its Subsidiaries, other than settlement of accounts with customers and suppliers in the ordinary course of business

(xii) (A) incur, assume or suffer to exist any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except for loans or advances by Dakota or direct or indirect wholly owned Subsidiaries of Dakota to Dakota or direct or indirect wholly owned Subsidiaries of Dakota; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of Dakota or direct or indirect wholly owned Subsidiaries of Dakota; and (C) make any loans, advances or capital contributions to, or investments in, any other Person, except to or in Dakota or any of its wholly-owned Subsidiaries;

(xiii) except to the extent required by applicable Law (including Section 409A of the Code) or the terms of any benefit plan in effect as of the date hereof, (A) grant or increase the rate, terms, or level of compensation, compensation opportunities, severance, retention, incentive, termination, change in control pay, or any other benefits of any director, officer, employee or independent contractor, (B) terminate, modify, amend or adopt any compensation or benefit plan, policy, program, practice, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers, directors or independent contractors, (C) accelerate or agree to accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any benefit plan or any other Contract (whether written or unwritten), (D) grant any severance, change in control or termination pay to any current or former director, officer, employee or independent contractor, (E) grant, issue, or amend, or promise to grant, issue, or amend, any cash- or equity-based incentive award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards), (F) enter into, adopt, or engage in negotiations regarding any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, (G) hire or engage any individual or terminate any employee or other individual service provider (other than a termination for cause), or (H) terminate employees in such numbers as would trigger any liability under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law;

(xiv) sell, assign, lease, transfer, license, mortgage, pledge, abandon or otherwise dispose of any of its material assets (including intellectual property), other than sales of inventory or equipment, sub-leases and licenses and other transactions in the ordinary course of business;

(xv) implement or adopt any material change in its methods of accounting (including any cash management, billing, payment or collection practices with respect to accounts payable, accounts receivable, accrued liabilities, other liabilities or obligations, or otherwise), except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xvi) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same;

(xvii) make, change or revoke any material Tax election, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes; or

(xviii) agree to take any of the actions described in Section 6.1(c)(i) through Section 6.1(c)(xvii).

(d) Nothing contained in this Agreement shall give (i) JR, directly or indirectly, the right to control or direct Dakota or the operations of any of its Subsidiaries prior to the Effective Time, or (ii) Dakota, directly or indirectly, the right to control or direct JR or the operations of any of the JR Subsidiary prior to the Effective Time. Prior to the Effective Time, Dakota shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations and prior to the Effective Time, JR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the JR Subsidiary's respective operations.

Section 6.2 No Solicitation; Recommendation of the Merger.

(a) Subject to the terms of Section 6.2(c), until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Second Merger Effective Time, Dakota shall not, and shall cause each of its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing or disclosing information) any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than JR or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any agreement in principle, memorandum of understanding, letter of intent, term sheet, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c)), (iv) grant any waiver, amendment or release under or fail to enforce any standstill or confidentiality agreement (other than to the extent the Board of Directors of Dakota determines in good faith (after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law) or (v) propose publicly to do any of the foregoing. Dakota shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, (A) terminate all existing negotiations with any Person and its Representatives (other than JR or its Representatives) with respect to any Acquisition Proposal or that could lead to an Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 6.2(a)) to which Dakota or any of its Subsidiaries is a party or of which Dakota or any of its Subsidiaries is a beneficiary with regard to any Acquisition Proposal, (C) cease providing any Person or its Representatives (other than JR or its Representatives) with any further information respect to Dakota, its Subsidiaries or any Acquisition Proposal, (D) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data furnished prior to the date hereof to any such Person and its Representatives with respect to any Acquisition Proposal and (E) immediately terminate all physical and electronic data room access granted prior to the date hereof to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. It is understood that any violation of the restrictions on Dakota set forth in this Section 6.2(a) by any Subsidiary of Dakota or any of the Representatives of Dakota or any of its Subsidiaries shall be deemed a breach of this Section 6.2(a) by Dakota.

(b) Except as otherwise required pursuant to NRS 92A.120(10) or as provided in Section 6.2(d) and Section 6.2(e), the Board of Directors of Dakota shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to JR or publicly propose to withdraw, modify or qualify in any manner adverse to JR) the Dakota Board Recommendation or the approval, adoption or declaration of the advisability this Agreement and the transactions contemplated hereby (including the Mergers and the JR Share Issuance), (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable, or propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Acquisition Proposal, (iii) fail to include the Dakota Board Recommendation in whole or in part in the Joint Disclosure Statement/Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is announced or (v) fail, within ten (10) Business Days of a request by JR following the public announcement of an Acquisition Proposal, to reaffirm the Dakota Board Recommendation (each such action set forth in this Section 6.2(b) being referred to herein as an "Adverse Recommendation Change").

(c) Notwithstanding Section 6.2(a), at any time prior to obtaining the Dakota Stockholder Approval, Dakota may, in response to an unsolicited bona fide written Acquisition Proposal which was made after the date of this Agreement that did not result from a breach of Section 6.2(a) and that the Board of Directors of Dakota determines in good faith based on the information then available and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal and that failing to take such action would be inconsistent with its fiduciary duties under applicable Law, furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement on terms that, taken as a whole, are consistent with industry best practices (an "Acceptable Confidentiality Agreement"); provided, that (A) any non-public information or data provided to any such Person given such access shall have previously been provided to JR or shall be provided (to the extent permitted by applicable Law) to JR prior to or substantially concurrently with the time it is provided to such Person and (B) no non-public information or data with respect to JR or the JR Subsidiary shall be provided to any such Person. Dakota shall notify JR in writing promptly (but in no event later than 24 hours) after receipt by Dakota, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any indication that a Person intends to make an Acquisition Proposal or any request for information relating to Dakota and its Subsidiaries or for access to the business, books or records of Dakota or any of its Subsidiaries, in each case by any Person that intends to make or is considering making an Acquisition Proposal. Dakota shall identify to JR such Person making, and provide JR with the terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). Dakota shall keep JR reasonably informed on a current basis of any material developments, discussions or negotiations regarding any such Acquisition Proposal, indication or request (including any changes thereto), and shall promptly (but in no event later than 24 hours after receipt) provide to JR copies of all correspondence and written materials sent or provided to Dakota or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d) At any time prior to obtaining the Dakota Stockholder Approval and following compliance with this Section 6.2(c), the Board of Directors of Dakota may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) to enter into a definitive written acquisition agreement with respect to a Superior Proposal, if and only if:

(i) if the Board of Directors of Dakota shall have determined in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(ii) Dakota shall have notified JR in writing, at least five (5) Business Days prior to taking such action (the "Notice Period"), of its intention to do so (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change or termination of this Agreement and, if such circumstance is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between Dakota and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by Dakota of such notice shall not in and of itself constitute an Adverse Recommendation Change));

(iii) during the Notice Period, Dakota shall have negotiated with JR in good faith (to the extent JR wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that, if a Superior Proposal has been made, such Superior Proposal no longer constitutes a Superior Proposal or, in connection with an Adverse Recommendation Change, failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of Dakota; and

(iv) the Board of Directors of Dakota shall have determined, after the close of business on the last day of the Notice Period, in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and after giving effect to any adjustments proposed by JR in writing during the Notice Period) that failure to so terminate this Agreement in accordance with Section 8.1(c)(ii) or make an Adverse Recommendation Change, as applicable, would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of Dakota under applicable Law; provided, that in the event of any material change to the material terms of such Superior Proposal, Dakota shall, in each case, have delivered to JR an additional notice consistent with that described in Section 6.2(d)(ii) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for two (2) Business Days instead of five (5) Business Days).

(e) Nothing contained in this Agreement shall prohibit Dakota or the Board of Directors of Dakota from (i) issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Dakota if, in the good faith judgment of the Board of Directors of Dakota (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Any disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Dakota Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Board of Directors of Dakota and (B) does not contain an express Adverse Recommendation Change.

(f) Notwithstanding anything to the contrary set forth in this Agreement, upon the occurrence of any Intervening Event, the Board of Directors of Dakota may, at any time prior to the time the Dakota Stockholder Approval is obtained, make an Adverse Recommendation Change if (i) Dakota shall have (A) provided JR five (5) Business Days' prior written notice, which shall (I) set forth in reasonable detail information describing the Intervening Event and (II) state expressly that the Board of Directors of Dakota has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with JR (to the extent JR wishes to engage) during such five (5) Business Day period to consider any adjustments proposed by JR to the terms and conditions of this Agreement such that the failure of the Board of Directors of Dakota to make an Adverse Recommendation Change in response to the Intervening Event would no longer reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law and (ii) the Board of Directors of Dakota shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by JR, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law.

Section 6.3 Preparation of Documents; Dakota Stockholders' Meeting.

(a) As promptly as practicable after the date of this Agreement, (i) JR shall prepare, with assistance and input from Dakota, and JR shall file with the SEC a Registration Statement on Form S-4 (together with all amendments thereto, the "Form S-4") (in which the Joint Disclosure Statement/Prospectus will be included) relating to the registration of the shares of JR Stock to be issued to stockholders of Dakota pursuant to the First Merger; and (ii) Dakota and JR shall jointly prepare and Dakota shall file with the SEC a joint proxy and consent solicitation/information statement/prospectus (as amended or supplemented from time to time, the "Joint Disclosure Statement/Prospectus") to be sent to stockholders of Dakota relating to the special meeting of stockholders of Dakota (the "Dakota Stockholders Meeting") to be held to obtain the Dakota Stockholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if requested by JR, a vote to approve an equity plan for JR and a vote to approve the adjournment of the Dakota Stockholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the Dakota Stockholders Meeting to obtain the Dakota Stockholder Approval (it being agreed that such special meeting may be a virtual special meeting). The Joint Disclosure Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, the NRS (including the Dissenter's Rights Statutes) and other applicable Law.

(b) Each of JR and Dakota shall use its reasonable best efforts to have the Joint Disclosure Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers. Each of JR and Dakota shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Disclosure Statement/Prospectus and the Form S-4 received by such party from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Joint Disclosure Statement/Prospectus and the Form S-4, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Joint Disclosure Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of JR and Dakota (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of JR and Dakota shall advise the others, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of JR Stock for offering or sale in any jurisdiction, and each of JR and Dakota shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the NRS and the listing rules of the NYSE American in connection with the filing and distribution of the Joint Disclosure Statement/Prospectus and the Form S-4, and the solicitation of proxies from stockholders of Dakota and the solicitation of consents from stockholders of JR.

(c) Each of JR and Dakota shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the NYSE American and the SEC to cause the listing of the JR Stock on the NYSE American to be approved no later than the First Merger Effective Time, subject to official notice of issuance. Each of JR and Dakota shall also use its reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement (provided, that in no event shall JR, Dakota, Merger Sub 1 or Merger Sub 2 be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d) Each of JR and Dakota shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of JR, Dakota or any of their respective Subsidiaries to the NYSE American, or any Governmental Entity (including the Form S-4 and the Joint Disclosure Statement/Prospectus) in connection with the Mergers and the other transactions contemplated by this Agreement. In addition, as soon as reasonably practical after the date hereof, JR shall prepare and deliver to Dakota (i) the consolidated balance sheet of JR and the JR Subsidiary as at March 31, 2021, and the related audited consolidated statements of operations, cash flows and members' equity of JR and the JR Subsidiary, together with all related notes and schedules thereto, accompanied by the reports thereon of JR's independent auditors and (ii) unaudited pro forma financial statements for the Surviving Corporation including footnotes and management discussion and analysis sections, in the case of each of clauses (i) and (ii), that are compliant with applicable Laws for inclusion in the Joint Disclosure Statement/Prospectus and the Form S-4. As soon as reasonably practical after the date hereof, Dakota shall (i) prepare and deliver to JR interim financial statements of Dakota and its Subsidiaries (including footnotes) that are required by the Exchange Act or the Securities Act, as applicable, to be included in the Joint Disclosure Statement/Prospectus and the Form S-4 that have been reviewed by Dakota's independent registered public accounting firm, (ii) provide to JR management's discussion and analysis of interim and annual consolidated financial statements, (iii) cause Dakota's independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of Dakota included in the Form S-4, (iv) provide JR with information necessary to prepare selected financial data with respect to Dakota as required by Regulation S-K of the Securities Act, and (v) provide JR with information concerning Dakota necessary to enable JR and Dakota to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit the parties to prepare the Form S-4.

(e) If at any time any information relating to Dakota or JR, or any of their respective Affiliates, officers or directors, should be discovered by Dakota or JR that should be set forth in an amendment or supplement to the Joint Disclosure Statement/Prospectus or Form S-4 so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholder of Dakota or the stockholders of JR; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(f) In consultation with JR, Dakota will set preliminary record dates for the Dakota Stockholders Meeting and commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable after the effectiveness of the Form S-4, Dakota shall cause a copy of the Joint Disclosure Statement/Prospectus to be delivered to each stockholder of Dakota who was a stockholder of Dakota as of the record date for the Dakota Stockholders Meeting. Except as otherwise required pursuant to NRS 92A.120(10), as promptly as practicable after the effectiveness of the Form S-4, Dakota shall duly call, give notice of, convene and hold the Dakota Stockholders Meeting solely for the purpose of obtaining the Dakota Stockholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if requested by JR, a vote to approve an equity plan for JR and a vote to approve the adjournment of the Dakota Stockholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the Dakota Stockholders Meeting to obtain the Dakota Stockholder Approval. Except as otherwise required pursuant to NRS 92A.120(10) and subject to Section 6.2(c), Dakota shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause each of the Dakota Stockholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and, if requested by JR, a vote to approve an equity plan for JR to be received at the Dakota Stockholders Meeting or any adjournment or postponement thereof. Except as otherwise required pursuant to NRS 92A.120(10) or unless this Agreement has been terminated pursuant to Section 7.1, Dakota's obligation to call, give notice of, convene and hold the Dakota Stockholders Meeting in accordance with the foregoing sentence of this Section 6.3(f) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to Dakota, the Board of Directors of Dakota, its Representatives or the stockholders of Dakota, or any Adverse Recommendation Change, and Dakota shall not submit to the vote of its stockholders any Acquisition Proposal other than this Agreement the Second Merger and the transactions contemplated hereby.

(g) Dakota may postpone or adjourn the Dakota Stockholders Meeting (i) with the consent of JR, (ii) if, on a date for which the Dakota Stockholders Meeting is scheduled, Dakota has not received proxies representing a number of shares of the Dakota Stock sufficient to obtain the Dakota Stockholder Approval, solely for the purpose of soliciting additional proxies and votes in favor of the Dakota Stockholder Approval (which postponements or adjournments shall be for the minimum time, in the reasonable judgment of Dakota, as is necessary to obtain such additional proxies and votes required to obtain the Dakota Stockholder Approval), or (iii) if the failure to adjourn or postpone the Dakota Stockholders Meeting would, in the good faith opinion of the Board of Directors of Dakota, after consultation with outside counsel, reasonably be expected to be a violation of applicable Law, or be required for the distribution of any required supplement or amendment to the Joint Disclosure Statement/Prospectus which failure to supplement or amend would be inconsistent with its fiduciary duties under applicable Law, and then only for the minimum time that the Board of Directors of Dakota has determined in good faith after consultation with outside counsel is reasonably necessary to comply with applicable Law or give the stockholders of Dakota the required time to evaluate any applicable information or disclosure.

Section 6.4 Access to Information; Confidentiality.

(a) Upon reasonable advance notice in writing, and except as may otherwise be required by applicable Law, JR shall, and shall cause the JR Subsidiary to, afford to Dakota and its Representatives reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such information, properties and personnel regarding JR and the JR Subsidiary as shall be reasonably requested by such parties.

(b) Upon reasonable advance notice in writing, and except as may otherwise be required by applicable Law, Dakota shall, and shall cause each of its Subsidiaries to, afford to JR and its Representatives reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such information, properties and personnel regarding Dakota and its Subsidiaries as shall be reasonably requested by JR.

(c) All such information shall be held as confidential by Dakota and JR and their Affiliates and Representatives.

Section 6.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, that neither Dakota nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of JR. Subject to applicable Law relating to the exchange of information, Dakota and JR shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Dakota or JR, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Dakota and JR shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Dakota and JR shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Dakota or JR, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement, neither Dakota nor JR nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 6.6 Takeover Laws. JR, Dakota, Merger Sub 1 and Merger Sub 2 shall use their respective best efforts to (a) take no action to cause any "fair price," "moratorium," "control share acquisition" or similar antitakeover Law (collectively, "Takeover Laws") to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 6.7 Notification of Certain Matters; Transaction Litigation.

(a) JR and Dakota shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or substantive communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing were to be held on the date such representation or warranty became untrue or inaccurate or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) JR and its Representatives shall give prompt (but no later than one Business Day) notice to Dakota, and Dakota and its Representatives shall give prompt (but no later than one Business Day) notice to JR, of any Action commenced or, to such party's knowledge, threatened against, relating to or involving such party or any of their Subsidiaries, respectively, or any of their respective directors or officers that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Dakota and its Representatives shall give JR the opportunity to participate in (but not control) the defense and settlement of any Action against Dakota and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without JR's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). JR and its Representatives shall give Dakota the opportunity to participate in (but not control) the defense and settlement of any Action against JR and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Dakota's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). JR and Dakota agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 6.8 Indemnification, Exculpation and Insurance.

(a) JR agrees that all rights to indemnification existing in favor of the current or former directors and officers of Dakota as provided in the articles of incorporation and bylaws of Dakota as in effect on the date of this Agreement, for acts or omissions occurring prior to the First Merger Effective Time, shall be assumed and performed by the Surviving Corporation and the Surviving LLC, respectively, and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) Prior to the First Merger Effective Time, Dakota may, at such party's option and expense, purchase (and pay in full the aggregate premium for) a "tail" directors' and officers' liability insurance policy with coverage and amounts containing terms and conditions that are substantially equivalent to and in any event not less favorable to the current and former officers and directors of Dakota, in the aggregate, with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time and the Second Merger Effective Time (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement), than the current policies of directors' and officers' liability insurance maintained by Dakota, to the extent that such a policy can be obtained at a cost that does not exceed 300% of the last annual premium paid by Dakota for the current policies of directors' and officers' liability insurance maintained by Dakota as of the date of this Agreement provided, that if Dakota, is unable to so acquire such a "tail" policy then JR shall cause the Surviving LLC to maintain in effect for at least six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Dakota, as the case may be, or policies with coverage and amounts containing terms and conditions that are no less advantageous to the insured Persons with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time or the Second Merger Effective Time, as the case may be (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement), so long as JR or  the Surviving LLC, as applicable, are not required to pay an aggregate premium in excess of 300% of the last annual premium paid for such insurance before the date of this Agreement (such 300% amount being the "Maximum Premium"). If Dakota is unable to obtain the "tail" policy and JR or the Surviving LLC, as the case may be, is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the applicable Maximum Premium, then JR shall cause the Surviving LLC to instead obtain as much comparable insurance as possible for an annual premium equal to the applicable Maximum Premium.

(c) The provisions of this Section 6.8 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 6.9 Public Announcements. Each of Dakota, on the one hand, and JR, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior written consent of the other, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Dakota and JR in a form that is mutually agreed.

Section 6.10 Section 16 Matters. Prior to the Effective Time, each of Dakota and JR shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Dakota Stock or acquisitions of JR Stock resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to such reporting requirements to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Certain Tax Matters.

(a) Each of Dakota and JR shall provide customary representations (signed by an officer of Dakota or JR, as applicable) to Skadden, Arps, Slate, Meagher and Flom LLP, counsel to Dakota ("Dakota's Counsel"), and Dorsey & Whitney LLP, counsel to JR ("JR's Counsel"), dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), reasonably requested by (i) Dakota's Counsel in order to deliver the Tax Opinion and any tax opinions required in connection with the Form S-4 and (ii) JR's Counsel in order to deliver any tax opinions required in connection with the Form S-4.

(b) Each of Dakota and JR shall use its reasonable best efforts (i) to obtain from its respective counsel the Tax Opinion or any tax opinions required in connection with the Form S-4, as the case may be, (ii) to cause the Mergers, taken together, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code with respect to which Dakota and JR will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code and (iii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, (A) take or cause to be taken any action reasonably likely to cause the Mergers, taken together, to fail to qualify as a "reorganization" under Section 368(a) of the Code or prevent delivery of the tax opinions described under Section 6.11(a) or (B) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in the foregoing clause (A).

(c) Each of Dakota and JR shall (and shall cause their respective Subsidiaries and Affiliates  to) report the Mergers, taken together, as a single integrated transaction that qualifies as a reorganization under Section 368(a) of the Code and shall not take (or cause or permit any of their respective Subsidiaries or Affiliates to take) any inconsistent position on any Tax Return, in any audit or administrative or court proceeding related to Taxes, or otherwise with respect to Taxes, in each case, unless required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of JR, Dakota or any of their respective Subsidiaries or Affiliates shall have any liability or obligation to any holder of Dakota Stock should the Mergers, taken together, fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

(d) Dakota shall use its reasonable best efforts to cause shares of Dakota Stock to be treated as "regularly traded" as described under Treasury Regulations Section 1.897-9T(d) during the calendar quarter in which the Closing occurs.

Section 6.12 Closing Statement. Dakota will cause to be prepared and delivered to JR, at least three (3) Business Days before the Closing Date, a statement (the "Closing Statement"), in a form reasonably acceptable to JR, dated and setting forth as of the Closing Date, the Dakota Equity Number and the components of the calculation thereof.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. Dakota shall have obtained the Dakota Stockholder Approval.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the First Merger or the Second Merger.

(c) Registration Statement Effective. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and remain in effect.

(d) Dakota Stock Regularly Traded. Shares of Dakota Stock are "regularly traded" as described under Treasury Regulations Section 1.897-9T(d) during the calendar quarter in which the Closing occurs.

Section 7.2 Conditions to the Obligations of Dakota. The obligation of Dakota to effect the Mergers is also subject to the satisfaction, or waiver by Dakota, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of JR set forth in Section 4.3(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies; and (ii) the representations and warranties of JR set forth in Article IV of this Agreement (other than those set forth in Section 4.3(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of JR. JR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No JR MAE. Since the date of this Agreement there shall not have been a JR Material Adverse Effect.

(d) Officers' Certificate. Dakota shall have received a certificate signed by an executive officer of JR certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Tax Opinion. The Tax Opinion shall have been received by Dakota.

Section 7.3 Conditions to the Obligations of JR. The obligation of JR to effect the Mergers is also subject to the satisfaction, or waiver by JR, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Dakota set forth in Section 5.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies; and (ii) the representations and warranties of Dakota set forth in Article V of this Agreement (other than those set forth in Section 5.2(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Dakota. Dakota shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) No Dakota MAE. Since the date of this Agreement there shall not have been a Dakota Material Adverse Effect.

(d) Officers' Certificate. JR shall have received a certificate signed by an executive officer of Dakota certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

Section 7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Dakota Stockholder Approval has been obtained:

(a) by mutual written consent of Dakota and JR;

(b) by either Dakota or JR:

(i) if the Mergers shall not have been consummated on or before December 31, 2021 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with Section 6.5 with respect to such judgment, order, injunction, rule, decree, ruling or other action; or

(iii) if the Dakota Stockholder Approval shall not have been obtained at the Dakota Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Dakota,

(i) if JR shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of JR shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to JR of such breach or failure; provided, that Dakota shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Dakota is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) if, prior to the Dakota Stockholder Approval, the Board of Directors of Dakota determines to enter into a definitive written agreement with respect to a Superior Proposal;

(d) by JR:

(i) if Dakota shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Dakota shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Dakota of such breach or failure; provided, that JR shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if JR is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 6.2(b) would not be satisfied; or

(ii) if the Board of Directors of Dakota shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Dakota, JR,  Merger Sub 1 or Merger Sub 2; provided, that:

(a) Section 6.9 (Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX shall survive the termination hereof;

(b) Dakota and JR may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 8.4 Amendment or Supplement. Subject to the limitations set forth in NRS 92A.120(9), this Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Board of Directors of Dakota and the Board of Directors of JR at any time prior to the First Merger Effective Time; provided, that after the Dakota Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Dakota without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. The Parties agree that upon execution and delivery of this Agreement, all provisions of the Original Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect

Section 8.5 Extension of Time; Waiver. At any time prior to the First Merger Effective Time, the parties may, by action taken or authorized by the Board of Directors of Dakota and the Board of Directors of JR, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after Dakota Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Dakota without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, obligations or agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail transmitted prior to 5:00 pm ET, upon non-automatic written confirmation of receipt by e-mail or otherwise (and, if transmitted after 5:00 pm ET, on the following Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Dakota, Merger Sub 1 or Merger Sub 2, to: Dakota Territory Resource Corp. 106 Glendale Dr., Suite A Lead, S.D. 57754 E-mail: JAberle@gold-sd.com Attention: Gerald Aberle	With a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York E-mail: michael.hong@skadden.com Attention: Michael Hong

If if to JR, Merger Sub 1, Merger Sub 2, the Surviving Corporation or the Surviving LLC, to:

JR Resources Corp.
1588-609 Granville Street
Vancouver, BC, V7Y 1H4
E-mailJAwde@gold-sd.com
Attention: Jonathan Awde

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310| Toronto, ON M5J 2S1 Canada
E-mail: raymer.richard@dorsey.com
Attention: Richard Raymer

Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Where a word is defined herein, references to the singular shall include references to the plural and vice versa. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term "or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. The phrase "to the extent" shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean "if." When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Each reference to any contract shall be to such contract as amended, supplemented, waived or otherwise modified from time to time. Each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules. No summary of this Agreement prepared by a party, in a document filed with or furnished to the SEC or otherwise, shall affect the meaning or interpretation of this Agreement.

Section 9.4 Entire Agreement. This Agreement (including the Exhibits hereto) and the other agreements and instruments referenced herein constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, provided that, the parties agree and acknowledge that the obligations of Dakota and JR pursuant to the Purchase Agreement shall remain in full force and effect until terminated in accordance with the terms thereunder.

Section 9.5 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.8.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

Section 9.7 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the state courts in the city of Deadwood, County of Lawrence, South Dakota, and in federal courts in the city of Rapid City, County of Pennington, South Dakota. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state courts in the city of Deadwood, County of Lawrence, South Dakota, and in federal courts in the city of Rapid City, County of Pennington, South Dakota, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.10 Currency. All references to "$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.15 No Presumption Against Drafting Party. Each of Dakota, Merger Sub 1, Merger Sub 2 and JR acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.16 Non-Recourse. Except to the extent otherwise set forth in any document, certificate or instrument delivered in connection with this Agreement or the transactions contemplated hereunder (such document, certificate or instrument, an "Ancillary Agreement"), all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any Ancillary Agreement, (b) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Agreement), (c) any breach or violation of this Agreement or any Ancillary Agreement and (d) the failure of the transactions contemplated hereunder to be consummated, in each case, may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties hereto or thereto, as applicable (the "Contracting Parties"). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the "Nonparty Affiliates"), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the items in the immediately preceding clauses (a) through (d), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in any applicable Ancillary Agreement), (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any other Contracting Party's Nonparty Affiliate in respect of this Agreement or any Ancillary Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any other Contracting Party's Nonparty Affiliates with respect to the performance of this Agreement or any Ancillary Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP.

By:	"Jonathan Awde"
Jonathan Awde
Chief Executive Officer

DGC MERGER SUB I CORP.

By:	"Jonathan Awde"
Jonathan Awde
Authorized Signatory

DGC MERGER SUB II LLC

By:	"Jonathan Awde"
Jonathan Awde
Authorized Signatory

JR RESOURCES CORP.

By:	"Jonathan Awde"
Jonathan Awde
Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]